The HOPEA representation that will be included in LBMLT 2006-7 will be the same as the HOPEA representation included in 2006-6.  The 2006-6 representation is set forth below.

(xlvi)  No Mortgage Loan is subject to the requirements of the Home Ownership and Equity Protection Act of 1994, as amended, or is a “high cost” or “predatory” loan under any state or local law or regulation applicable to the originator of such Mortgage Loan or which would result in liability to the purchaser or assignee of such Mortgage Loan under any predatory or abusive lending law;

The S&P high cost (Glossary) representation that will be included in LBMLT 2006-7 will be the same as the S&P high cost (Glossary) representation in LBMLT 2006-6.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this e-mail communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may obtain the documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication relating to (1) no representation that these materials are accurate or complete and may not be updated or (2) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The HOPEA representation that will be included in LBMLT 2006-7 will be the same as the HOPEA representation included in 2006-5.  The 2006-5 representation is set forth below.

(xlvi)  No Mortgage Loan is subject to the requirements of the Home Ownership and Equity Protection Act of 1994, as amended, or is a “high cost” or “predatory” loan under any state or local law or regulation applicable to the originator of such Mortgage Loan or which would result in liability to the purchaser or assignee of such Mortgage Loan under any predatory or abusive lending law;

The S&P high cost (Glossary) representation that will be included in LBMLT 2006-7 will be the same as the S&P high cost (Glossary) representation in LBMLT 2006-5.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this e-mail communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may obtain the documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication relating to (1) no representation that these materials are accurate or complete and may not be updated or (2) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The HOPEA representation that will be included in LBMLT 2006-7 will be the same as the HOPEA representation included in 2006-5.  The 2006-5 representation is set forth below.

(xlvi)  No Mortgage Loan is subject to the requirements of the Home Ownership and Equity Protection Act of 1994, as amended, or is a “high cost” or “predatory” loan under any state or local law or regulation applicable to the originator of such Mortgage Loan or which would result in liability to the purchaser or assignee of such Mortgage Loan under any predatory or abusive lending law;

The S&P high cost (Glossary) representation that will be included in LBMLT 2006-7 will be the same as the S&P high cost (Glossary) representation in LBMLT 2006-5.  The 2006-5 representation is set forth below.

(lxi)  No Mortgage Loan is a “High Cost Loan” or “Covered Loan” (as such terms are defined in the Standard & Poor’s LEVELS® Glossary in effect on the Closing Date, which is now Version 5.6d Revised, Exhibit E, applicable portions of which are attached hereto as Exhibit A) and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Act;

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this e-mail communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may obtain the documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication relating to (1) no representation that these materials are accurate or complete and may not be updated or (2) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.